Exhibit 99.1

Contact:

Paul Goodson
VP Investor Relations
Invitrogen Corporation
(760) 603-7208

Invitrogen Corp. Completes Sale of $325 Million of 2% Senior Convertible Notes Due 2023

CARLSBAD, CA, August 1, 2003- Invitrogen Corporation (Nasdaq:IVGN) announced today it had completed the private placement of $325 million of 2% senior convertible notes due 2023 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.

The initial purchasers of the notes hold an option to purchase, during a 13-day period, up to an additional $48.75 million aggregate principal amount of the notes.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

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